Exhibit 99.1

ERBA Diagnostics, Inc. Appoints Ernesina Scala Scala as Chief

Financial Officer and Chandra Krishnan as Senior Vice President

Global Sales, Marketing and Business Development

MIAMI LAKES, Fla.--(BUSINESS WIRE)—May 6, 2015

ERBA Diagnostics, Inc. (NYSE MKT: ERB), a fully integrated in vitro diagnostics company, has appointed Ernesina Scala as Chief Financial Officer effective May 1 2015.and Chandra Krishnan as Senior Vice President Global Sales, Marketing and Business Development of ERBA Diagnostics, effective as of April 20, 2015.

Ms. Scala has over 20 years’ experience in finance and accounting.  Prior to joining the Company, from 2002 until 2014, Ms. Scala was employed at Tyco International Ltd. (“Tyco”) and held various senior finance and accounting positions, most recently as Senior Director of Finance and Chief Financial Officer Latin America.  Prior to Tyco, Ms. Scala was the Director of Consolidation and SEC Reporting for Sensormatic Electronics Corporation, which was acquired by Tyco.  Ms. Scala began her career at Ernst & Young.   She received a Bachelor of Science degree in Accounting and a Masters of Accounting degree from Florida Atlantic University.  Ms. Scala is a licensed Certified Public Accountant in the State of Florida.

Ms. Scala, age 53 years, will report to the Company’s Chief Executive Officer.  Because Ms. Scala joined the Company during the second fiscal quarter of 2015, the Company’s Chief Executive Officer – Mohan Gopalkrishnan – will serve as the Company’s Principal Financial Officer and Principal Accounting Officer until such time as the Company has filed its Annual Report on Form 10-K for the 2014 fiscal year and its Quarterly Report on Form 10-Q for the first fiscal quarter of 2015 with the Securities and Exchange Commission.  Accordingly, at such time that both filings have been made by the Company, Ms. Scala will then assume the responsibilities of the Company’s Principal Financial Officer and Principal Accounting Officer.

Mr. Krishnan has over 20 years’ experience in the IVD Industry  Previously, Krishnan was Head of Marketing and Corporate Strategy for Qiagen Gmbh in Germany, and has held various leadership positions at Abbott Laboratories - Diagnostics and Molecular divisions.

Krishnan holds a M.S., and Ph. D. in Biochemistry and Molecular Biology from Clemson University, SC, and an MBA from Washington University, St. Louis, MO.